SUB—ITEM 77Q1: Exhibits.

EX-99.77Q1(a): Copies of any material amendments to the registrant’s charter or by-laws:

(1)	AMENDMENT NO. 37

TO THE DECLARATION OF TRUST OF

NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 37 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective August 21, 2015 the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration of Trust”).

WHEREAS, on August 20, 2015, the Board of Trustees of the Trust and the Board of Trustees of the Multi-Manager Funds, including a majority of the disinterested Trustees of each Board, determined that it would be in the best interest of the shareholders of the Trust to rescind Amendment No. 14 to the Agreement and Declaration of Trust, which created the Multi-Manager Series Board of Trustees;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. Amendment No. 14 is rescinded effective August 21,2015.

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.

(2)	NORTHERN FUNDS

(a Delaware statutory trust)

By-Law Amendment No. 8

Adopted August 19, 2015

ARTICLE XII

FORUM SELECTION

The federal and state courts located in the State of Delaware shall be the sole and exclusive forums for any Shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Trust, (ii) any action asserting a claim or breach of a fiduciary duty owed by any Trustee, officer or employee, if any, of the Trust to the Trust or the Trust’s Shareholders, (iii) any action asserting a claim against the Trust, its Trustees, officers or employees, if any, arising pursuant to any provision of the Delaware Statutory Trust Act or the Trust’s Trust Instrument or bylaw; (iv) or any action asserting a claim against the Trust, its Trustees, officers or employees, if any, governed by the internal affairs doctrine. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable), and the application of such provision to other persons or entities and circumstances, shall not in any way be affected or impaired thereby.

(3)	NORTHERN FUNDS

(a Delaware statutory trust)

By-Law Amendment No. 9

Adopted August 20, 2015

This Amendment No. 9 (the “Amendment”) to the By-Laws of the Trust of Northern Funds (the “Trust”) amends, effective August 21, 2015 the Amended and Restated By-Laws of the Trust adopted on August 2, 2000, as amended (the “By-Laws”).

WHEREAS, on August 20, 2015, the Board of Trustees of the Trust and the Board of Trustees of the Multi-Manager Funds, including a majority of the disinterested Trustees of each Board, determined that it would be in the best interest of the shareholders of the Trust to rescind Amendment No. 5 to the By-Laws which added Article XI - Multi-Manager Series Trustees to the By-Laws;

NOW, THEREFORE, the By-Laws are hereby amended as follows:

1. Amendment No. 5 is rescinded effective August 21, 2015.

2. Article XI- Multi-Manager Series Trustees is rescinded effective August 21, 2015.

3. Except as specifically amended by this Amendment, the By-Laws are hereby confirmed and remain in full force and effect.